Exhibit 3.1.8

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 04/03/1991

711093003 - 2259054

CERTIFICATE OF INCORPORATION

OF

INTERCALL, INC.

ARTICLE 1. NAME.

The name of the corporation is InterCall, Inc. (the “Corporation”).

ARTICLE 2. REGISTERED OFFICE AND AGENT.

The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805. The registered agent of the Corporation at such address shall be Corporation Service Company, in county of New Castle.

ARTICLE 3. DURATION.

The Corporation shall have perpetual existence.

ARTICLE 4. PURPOSE AND POWERS.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or helpful to engage in such acts and activities.

ARTICLE 5. CAPITAL STOCK.

5.1 Authorized Shares. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 2,000,000 shares of Common Stock, all of one class, having a par value of $.01 per share (“Common Stock”).

5.2 Action by Stockholders. Any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting holding shares having voting power to cast not fewer than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all stockholders entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by stockholders entitled to take action without a meeting, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. All stockholders entitled to vote on the record date of such written consent who do not participate in taking the action shall be given written notice thereof in accordance with the Delaware General Corporation Law.

ARTICLE 6. INCORPORATOR; INITIAL DIRECTORS.

6.1 Incorporator. The name and mailing address of the incorporator (the “Incorporator”) is Kimberley E. Thompson, Hogan & Hartson, 555 Thirteenth Street, N.W., Washington, D.C. 20004-1109. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

6.2 Initial Directors. The following persons, having the indicated mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualify;

Name	Mailing Address
Campbell B. Lanier, Jr.	910 First Avenue West Point, Georgia 31833

Campbell B. Lanier, III	910 First Avenue West Point, Georgia 31833

J. Smith Lanier, II	910 First Avenue West Point, Georgia 31833

Robert M. Montgomery	910 First Avenue West Point, Georgia 31833

Malcolm C. Davenport, V	910 First Avenue West Point, Georgia 31833

William T. Parr	910 First Avenue West Point, Georgia 31833

Edith L. Wickham	910 First Avenue West Point, Georgia 31833

William H. Scott, III	910 First Avenue West Point, Georgia 31833

ARTICLE 7. BOARD OF DIRECTORS.

7.1 Election. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Unless and except to the extent that the by-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

7.2 Amendment of By-laws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the by-laws of the Corporation.

7.3 Elimination of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director:

(A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(C) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or

(D) for any transaction from which the director received any improper personal benefit.

7.4. Indemnification. Unless expressly prohibited by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Corporation shall advance necessary funds for such indemnification as requested by the director or officer being indemnified as allowed by law.

ARTICLE 8. ARRANGEMENT WITH CREDITORS.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the same reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE 9. AMENDMENT OF CERTIFICATE OF INCORPORATION.

The Corporation reserves the right, at any time and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights herein reserved.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation on April 2, 1991.

/s/ Kimberley E. Thompson
Kimberley E. Thompson
Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:24 PM 01/10/2005
FILED 01:15 PM 01/10/2005
SRV 050019740 - 2259054 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

InterCall, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of InterCall, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ 4.1 Authorized Shares” so that, as amended, said Article shall be and read as follows: The total number of shares of stock which this corporation shall have authority to issue is Ten Thousand (10,000). All such shares are to be designated as Common Stock, par value One Dollar ($1.00) per share, and are to be of one class.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said InterCall, Inc. has caused this certificate to be signed by Paul M. Mendlik, an Authorized Officer, this 27 day of December 2004 .

By:	/s/ Paul M. Mendlik
Authorized Officer
Title:	Chief Financial Officer

Name:	Paul M. Mendlik
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